Filed pursuant to Rule 433
May 10, 2006

Relating to
Preliminary Pricing Supplement No. 48 dated May 8, 2006 to
Registration Statement No. 333-131266

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Fixed Rate Notes

Callable ZeroPar Notes due 2036

Preliminary Terms – May 10, 2006

Issue price:	100%

Aggregate principal amount:	To be determined

Original issue date (settlement):	June 6, 2006

Maturity:	June 6, 2036

Payment at maturity:

100% plus:
(a) prior to the exercise of the coupon conversion right, all accreted interest; or
(b) after the exercise of the coupon conversion right, all accrued and unpaid interest, in each case, to but excluding the redemption date or maturity date (as applicable).

Redemption dates:	Each June 6 and December 6, beginning June 6, 2011

Interest accretion:	At the interest rate, compounded semi-annually on each June 6 and December 6, to but excluding the earlier of the conversion date or the maturity date.

Interest payment dates:	Each June 6 and December 6, beginning on the conversion date

Interest rate	To be determined

Coupon conversion right

On any June 6 or December 6, beginning June 6, 2007, we may elect to convert all of the notes so that instead of accreting interest, the notes will pay interest semi-annually at the interest rate on each interest payment date following the conversion date. Upon the exercise of the coupon conversion right, we will pay all accreted interest to but excluding the conversion date.

Conversion date:	Any June 6 or December 6, beginning June 6, 2007, on which we exercise our coupon conversion right

Denominations:	$1,000 and integral multiples thereof

CUSIP:	61745ETU5

Issuer ratings:	Aa3 / A+

Agent:	Morgan Stanley & Co. Incorporated

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-718-1649.

Preliminary Pricing Supplement No. 48, dated May 8, 2006
Prospectus Supplement Dated January 25, 2006
Prospectus Dated January 25, 2006